EXHIBIT 99.1





CONTACT: Jacqueline Hanson                     Tom Donnelly
         Corporate Communications              Chief Financial Officer
         Net Perceptions, Inc.                 Net Perceptions, Inc.
         952-842-5063                          952-842-5400
         After hrs:  612-385-3949              tdonnelly@netperceptions.com
         jhanson@netperceptions.com



           NET PERCEPTIONS ANNOUNCES FOURTH QUARTER EXPECTATIONS

MINNEAPOLIS - (December 28, 2000) - Net Perceptions, Inc. (Nasdaq: NETP) today announced that the company expects to report revenues for the quarter ending Dec. 31, 2000 ranging between $6.3 million and $7.3 million. The company also said it expects to report a net loss ranging from $9.5 million to $11.0 million or ($0.36) to ($0.41) per share before the amortization of intangibles and stock compensation expense. These results compare with revenues of $6.3 million for the fourth quarter ended Dec. 31, 1999, and a net loss of $2.7 million or ($0.13) per share, before stock compensation expense.

    "Although we did not meet our anticipated financial goals, I'm pleased with the progress we've made this quarter," said Steven Snyder, Net Perceptions chief executive officer. "Specifically, we restructured our field operations organization, implemented new sales processes to focus on larger transactions within the retail sector, and we built a solid sales pipeline for next year. We also released Net Perceptions for e-Commerce version 6.0 featuring our new Personalization Manager that combines collaborative filtering and rules-based personalization technology with an easy to use graphical user interface.

    "However, we again saw deals slip into future quarters," added Snyder. "And we incurred greater than anticipated costs associated with our recent reorganization. Those factors combined with the current economic conditions impacted our quarterly financial performance.

    "In spite of these factors, our accomplishments this quarter represent significant milestones in positioning our company for 2001," said Snyder.

    The company anticipates finishing the year with a solid balance sheet, with more than $96 million in cash and marketable securities and minimal debt.

    The company will be providing more information related to the quarter at the regular quarterly conference call scheduled for Jan. 30, 2001.

ABOUT NET PERCEPTIONS

Net Perceptions, a leading provider of precision merchandising and personalization infrastructure software, is the innovator and preeminent supplier of software solutions that allow companies to translate knowledge into profitable business action. Its Commerce Solutions and Knowledge Solutions products enable companies to capitalize on business information and optimize product assortments, pricing, customer relationships and intellectual capital. Customers include market leaders such as Best Buy, J.P. Morgan, JC Penney, Kmart and The Children's Place. The company is based in the U.S. and has offices in six other countries. For more information visit http://www.netperceptions.com or call 800-466-0711.

Net Perceptions and the Net Perceptions logo is a registered trademark of Net Perceptions, Inc. All other trademarks are the property of their respective owners. This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the company's limited operating history, delays in product development, development of the Internet market, changes in product pricing policies, competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the U.S. Securities and Exchange Commission.